Exhibit 99.1

Senseonics Announces CE Mark Approval for Eversense® XL CGM System

Advanced CGM Technology with Extended Long-Term Wear of up to 180 Days

GERMANTOWN, Md.--Senseonics Holdings, Inc. (NYSE-MKT-SENS) today announced it has received CE Mark approval for the Eversense® XL Continuous Glucose Monitoring (CGM) System. The Eversense XL System includes an extended life implanted glucose sensor lasting up to 180 days, a removable discreet smart transmitter, and a mobile app for display of real-time glucose readings. The Eversense XL System provides the world’s longest-lasting sensor, compared to the frequent weekly sensor insertions required by other CGM systems.

"We are pleased to announce the CE Mark approval of the Eversense XL System, representing another significant milestone for Senseonics. When we introduced the Eversense System last year, we were providing the longest-wear sensor with up to 90-day wear for people with diabetes. Now with the new Eversense XL System’s even longer sensor duration, patients can extend a single sensor wear over 3 seasons – inserting a new sensor in the Fall which will continue through the Winter to be replaced in Spring,” said Tim Goodnow, CEO and President of Senseonics. “As we continue to advance our product portfolio with extended long-term sensor capabilities, we are offering added convenience to support patients’ continuous glucose management. We are excited to bring this product to market in Europe in the fourth quarter of 2017.”

CE Mark indicates that the product design conforms to the requirements of the Active Implantable Medical Device Directive (AIMDD 90/385/EEC). Eversense XL is indicated for continually measuring interstitial fluid glucose levels in adults and to be used as an adjunctive device to complement information obtained from standard home blood glucose meters.

“We are all aware of the advantages of continuous glucose monitoring seen now in many studies, including improvements in glycemic control, quality of life and reduction in hypoglycemia,” said Dr. Pratik Choudhary, Senior Lecturer and Consultant in Diabetes at King’s College London. “The benefits have been linked with long-term usage, which for many requires changing sensors every week. Eversense now offers a unique option for people who want to use CGM long term, with a long-lasting sensor that has demonstrated accuracy.”

Eversense XL -  advanced CGM technology with best in class sensor wear time for people with diabetes #ExtendedLifeCGM #EversenseCGM #AdvancedCGMTechnology

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense and Eversense XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the continued advancement of Senseonics’ product portfolio, the commercialization of Eversense XL in Europe and other statements containing the words “expect,” “intend,” “may,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the underwritten public offering on the anticipated terms or at all, uncertainties inherent in the expanded commercial launch of Eversense and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2016, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

CONTACTS

Senseonics Holdings, Inc.

R. Don Elsey, 301-556-1602

Chief Financial Officer

Don.Elsey@senseonics.com